Exhibit 10.7
APACHE CORPORATION
2005 SHARE APPRECIATION PLAN
(Amended and Restated August 14, 2008)
Section 1
Introduction
1.1 Establishment. Apache Corporation, a Delaware corporation (hereinafter referred to, together with its Affiliated Corporations (as defined below) as the “Company” except where the context otherwise requires), hereby establishes the Apache Corporation 2005 Share Appreciation Plan (the “Plan”).
1.2 Purposes. The primary purpose of this Plan is to focus the energies of the Company’s employees on significantly increasing shareholder wealth through stock price appreciation to share prices of $81 and $108. The share price goals of this Plan seek to increase shareholder wealth by approximately $7.6 to $18.2 billion with the Company’s employees sharing in less than one percent of the additional shareholder value created. Additional purposes of this Plan include the retention of existing key employees and as an additional inducement in the recruitment of talented personnel in a competitive environment.
1.3 Effective Date. The Effective Date of the Plan (the “Effective Date”) shall be February 3, 2005. This Plan and each Conditional Grant awarded hereunder are conditioned on and shall be of no force or effect until the Plan is approved by the stockholders of the Company. The Committee (as defined in Section 2.1 hereof) may award Conditional Grants, the entitlement to which shall be expressly subject to the condition that the Plan shall have been approved by the stockholders of the Company.
Section 2
Definitions
2.1 Definitions. The following terms shall have the meanings set forth below:
     “Affiliated Corporation” means any corporation or other entity (including but not limited to a partnership) which is affiliated with Apache Corporation through stock ownership or otherwise and is treated as a common employer under the provisions of Sections 414(b) and (c) or any successor section(s) of the Internal Revenue Code.
     “Base Salary” means, with regard to any Participant, such Participant’s annual base compensation as an employee of the Company at the date of award of a Conditional Grant, without regard to any bonus, pension, profit sharing, stock option, life insurance or salary continuation plan which the Participant either receives or is otherwise entitled to have paid on his behalf.

     “Board” means the Board of Directors of the Company.
     “Category” means one of the three groupings of Participants in the Plan whose Conditional Grant represents the right to receive the same multiple of their base salary for each Payout Amount (before any pro-ration for late participation).
     “Committee” means the Stock Option Plan Committee of the Board or such other Committee of the Board that is empowered hereunder to administer the Plan. The Committee shall be constituted at all times so as to permit the Plan to be administered by “non-employee directors” (as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended).
     “Conditional Grant” means the conditional entitlement, evidenced by an executed Conditional Grant Agreement between the Company and a Participant, to receive all or a portion of an Initial Amount and Final Amount, subject to and in accordance with the provisions of Section 6 and other provisions of this Plan.
     “Conditional Grant Agreement” has the meaning set forth in Section 6.1.
     “Eligible Employees” means those full-time employees of the Company (including, without limitation, the Company’s executive officers), and those part-time employees of the Company who are designated as Eligible Employees by the Committee.
     “Fair Market Value” means the per share closing price of the Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for a particular date or, if the Stock is not so listed on such date, as reported on NASDAQ or on such other exchange or electronic trading system which, on the date in question, reports the largest number of traded shares of Stock, provided, however, that if on the date Fair Market Value is to be determined there are no transactions in the Stock, Fair Market Value shall be determined as of the immediately preceding date on which there were transactions in the Stock; provided further, however, that if the foregoing provisions are not applicable, the fair market value of a share of the Stock as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate.
     “Final Amount” means with regard to any:
     (a) Category I Participant, such number of shares of Stock (rounded down to the nearest full share) which equals two (2) times such Participant’s Base Salary divided by $108;
     (b) Category II Participant, such number of shares of Stock (rounded down to the nearest full share) which equals one (1) times such Participant’s Base Salary divided by $108; and

     (c) Category III Participant, such number of shares of Stock (rounded down to the nearest full share) which equals 50 percent (.50) times such Participant’s Base Salary divided by $108;
which amount, in each case, shall be fixed and not subject to adjustment due to market fluctuation.
     “Final Price Threshold Date” means the last of any 10 trading days (which need not be consecutive) during any period of 30 consecutive trading days occurring prior to January 1, 2009, but not thereafter, on each of which 10 days the Fair Market Value of the Stock equaled or exceeded $108 per share. If the above trading criteria are met more than once, the first occurrence shall be deemed to be the Final Price Threshold Date.
     “Initial Amount” means, with regard to any:
     (a) Category I Participant, such number of shares of Stock (rounded down to the nearest full share) which equals one (1) times such Participant’s Base Salary divided by $81;
     (b) Category II Participant, such number of shares of Stock (rounded down to the nearest full share) which equals 50 percent (.50) times such Participant’s Base Salary divided by $81; and
     (c) Category III Participant, such number of shares of Stock (rounded down to the nearest full share) which equals 25 percent (.25) times such Participant’s Base Salary divided by $81;
which amount, in each case, shall be fixed and not subject to adjustment due to market fluctuation.
     “Initial Price Threshold Date” means the last of any 10 trading days (which need not be consecutive) during any period of 30 consecutive trading days occurring prior to January 1, 2008, but not thereafter, on each of which 10 days the Fair Market Value of the Stock equaled or exceeded $81 per share. If the above trading criteria are met more than once, the first occurrence shall be deemed to be the Initial Price Threshold Date.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto.
     “Participant” means an Eligible Employee designated by the Committee from time to time during the term of the Plan to receive one or more Conditional Grants under the Plan.
     “Payout Amounts” means the Initial Amount and/or the Final Amount.

     “Price Threshold Date” means the Initial Price Threshold Date, and/or the Final Price Threshold Date, as the context may require.
     “Stock” means the $0.625 par value common stock of the Company and or any security into which such common stock is converted or exchanged upon merger, consolidation, or any capital restructuring (within the meaning of Section 4.3) of the Company.
2.2 Headings; Gender and Number. The headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.
Section 3
Plan Administration
3.1 Administration by the Committee. The Plan shall be administered by the Committee. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, adopt rules and regulations for carrying out the purposes of the Plan, including, without limitation, selecting the Participants from among the Eligible Employees and the Category of participation for each Participant, appointing designees or agents (who need not be members of the Committee or employees of the Company) to assist the Committee with the administration of the Plan, and establish such other terms and requirements as the Committee may deem necessary or desirable and consistent with the terms of the Plan. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.
3.2 Compliance with Section 162(m). The Plan is intended to comply with the requirements of Section 162(m) or any successor section(s) of the Internal Revenue Code (“Section 162(m)”) as to any “covered employee” as defined in Section 162(m), and shall be administered, interpreted and construed consistently therewith. The Committee is authorized to take such additional action, if any, that may be required to ensure that the Plan and any Conditional Grant awarded under the Plan satisfy the requirements of Section 162(m), taking into account any regulations or other guidance issued by the Internal Revenue Service.
Section 4
Stock Subject to the Plan
     4.1 Number of Shares. Subject to Sections 4.3 and Section 6.1 hereof, up to 3,500,000 shares of Stock are authorized for issuance under the Plan in accordance with the Plan’s terms and subject to such restrictions or other provisions as the Committee may from time to time deem necessary. Shares of Stock which may be issued pursuant to the terms of the Conditional Grants awarded hereunder shall be applied to reduce the maximum number of shares of Stock remaining available for use under the Plan. The Company shall at all times during the term of the Plan and while any Conditional Grants are outstanding retain as authorized and unissued Stock and/or Stock in the Company’s treasury, at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.
4.2 Other Shares of Stock. Any shares of Stock that are subject to a Conditional Grant which expires, is forfeited, is cancelled, or for any reason is terminated, and any shares of Stock that for any other reason are not issued to a Participant or are forfeited shall automatically become available for use under the Plan.
4.3 Certain Adjustments. If the Company shall at any time increase or decrease the number of its outstanding shares of Stock (other than by way of issuing Stock in a public or private offering for cash or property) or change in any way the rights and privileges of such shares by means of a Stock dividend or any other distribution upon such shares payable in Stock, or through a Stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock or a subscription for shares of Stock that has the effect of diluting the Company’s capital (hereinafter a “capital restructuring”), then for purposes of determining the entitlement to payments under Section 6, (i) the number of shares authorized for issuance under this Section 4, and (ii) the per share amounts referenced in Section 1 and contained in the definitions set forth in Section 2 hereof shall be, in each case, equitably and proportionally adjusted to take into account any capital restructuring. Any adjustment under this Section shall be made by the Committee, whose determination with regard thereto, including whether any adjustment is needed, shall be final and binding upon all parties.
Section 5
Reorganization or Liquidation
In the event that the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or if all or substantially all of the assets or more than 20 percent of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person, or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, and if the provisions of Section 7 hereof do not apply, the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall, as to the Plan and outstanding Conditional Grants make appropriate provision for the adoption and continuation of the Plan by the acquiring or successor corporation and for the protection of any holders of such outstanding Conditional Grants by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable with respect to the Stock, provided that no additional benefits shall be conferred upon the Participants holding such Conditional Grants as a result of such substitution. Additionally, upon the occurrence of such an event and provided that a Price Threshold Date has occurred, upon written notice to the Participants, the Committee may accelerate the vesting and payment dates of the entitlement to receive cash and Stock under outstanding Conditional Grants so that all such existing entitlements are paid prior to any such event. In the latter event, such acceleration shall only apply to entitlements to cash and Stock payable as the result of the occurrence of the most recent Price Threshold Date and shall not by such acceleration, deem the occurrence of a Price Threshold Date that has not occurred by the date of the notice.
Section 6
Conditional Grants
6.1 Grants. Each Participant may be awarded a Conditional Grant under this Plan by the Committee, which Conditional Grant shall be composed of one Initial Amount and one Final Amount. The Committee, in its sole discretion, on an exceptional basis, may award additional Conditional Grants to any Participant in connection with such Participant’s receiving a significant increase in salary and/or a promotion within the Company. Each Conditional Grant awarded by the Committee shall be evidenced by a written agreement entered into by the Company and the Participant to whom the Conditional Grant is awarded (the “Conditional Grant Agreement”), which shall contain the terms and conditions set out in this Section 6, as well as such other terms and conditions as the Committee may consider appropriate. This requirement for delivery of a written Conditional Grant Agreement is satisfied by electronic delivery of such agreement provided that evidence of the Participant’s receipt of such electronic delivery is available to the Company and all applicable laws and regulations permit such delivery.
6.2 Conditional Grant Agreements. Each Conditional Grant Agreement entered into by the Company and each Participant shall specify which Category applies for such Participant and contain at least the following terms and conditions. In the event of any inconsistency between the provisions of the Plan and any Conditional Grant Agreement, the provisions of the Plan shall govern.
     6.2.1 Conditional Grant Terms. Each Conditional Grant Agreement evidencing a Conditional Grant shall entitle the Participant to receive the indicated share amounts which shall convert into the right to receive (i) a conditional payment of cash to meet the employer’s minimum statutory tax withholding requirements, pursuant to Section 6.4, and (ii) issuance of Stock, upon the occurrence of one or more of the Price Threshold Dates, all as set forth below.
     (a) If, at any time prior to January 1, 2008, the Initial Price Threshold Date occurs, the Participant shall become entitled to receive a portion or all of the Initial Amount payable to Participants in such Category, as specified in the applicable Conditional Grant Agreement, in accordance with the payment schedule and as otherwise set out in Section 6.2.2.

     (b) If, at any time prior to January 1, 2009, the Final Price Threshold Date occurs, the Participant shall become entitled to receive a portion or all of the Final Amount payable to Participants in such Category, as specified in the applicable Conditional Grant Agreement, in accordance with the payment schedule and as otherwise set out in Section 6.2.2.
     6.2.2 Payment of Payout Amounts. Subject to the provisions of Section 6.3, the Payout Amounts shall be payable in increments strictly in accordance with the following schedule:
     (a) The entitlement to receive the first one-fourth (1/4) of any Payout Amount shall vest on the applicable Price Threshold Date and shall be paid by the Company to the Participant within thirty (30) days of the applicable Price Threshold Date in the manner set out in Section 6.4 below.
     (b) The entitlement to receive the remainder of any Payout Amount shall vest and become payable in equal parts on the dates occurring, respectively, 12 months, 24 months, and 36 months after the applicable Price Threshold Date, in the same proportions and amounts as set forth in Section 6.4 below, and shall be paid by the Company to the Participant within thirty (30) days of such date.
     (c) No Initial Amount or portion thereof shall be payable under this Section 6.2.2 if the Initial Price Threshold Date has not occurred prior to January 1, 2008. No Final Amount or portion thereof shall be payable under this Section 6.2.2 if the Final Price Threshold Date has not occurred prior to January 1, 2009.
6.3 Termination of Employment, Death, Disability, etc. Except as set forth below, each Conditional Grant Agreement shall state that each Conditional Grant shall be subject to the condition that the Participant has remained an Eligible Employee from the initial award of a Conditional Grant until the applicable vesting date as follows:
     (a) If the Participant voluntarily leaves the employment of the Company, or if the employment of the Participant is terminated by the Company for cause or otherwise, any Conditional Grant not previously vested and the right to receive any Payout Amounts not yet paid in accordance with Section 6.2.2 shall thereafter be void and forfeited for all purposes.
     (b) A Participant shall become vested in all Payout Amounts on the date the Participant retires from employment with the Company on or after attaining age 65, on the date the Participant dies while employed by the Company, or on the date the Participant becomes disabled (as determined pursuant to the Company’s Long-Term Disability Plan or any successor plan) while employed by the Company. Such Participant shall not become entitled to any payment which may arise due to the occurrence of a Price Threshold Date after the Participant dies, becomes disabled, or retires. Payment shall occur as soon as administratively convenient following the date the Participant dies, becomes disabled, or retires, but in no event shall the payment occur later than March 15 in the calendar year immediately following the calendar year in which the Participant died, became disabled, or retired. If the Participant dies before receiving payment, the payment shall be made to those entitled under the Participant’s will or, if there is no will, by the laws of descent and distribution.
6.4 Payment and Tax Withholding. Each Conditional Grant Agreement shall provide that, upon payment of any entitlement under a Conditional Grant, the Participant shall make appropriate arrangements with the Company to provide for the amount of minimum tax withholding required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Internal Revenue Code and applicable state and local income and other tax laws. Each payment of the Payout Amount shall be made in a proportion of cash and shares of Stock, determined by the Committee, such that the cash portion shall be sufficient to cover the withholding amount required by this Section. The cash portion of any payment of a Payout Amount shall be based on the Fair Market Value of the shares of Stock on the applicable date of vesting to which such tax withholding relates. Such cash portion shall be withheld by the Company to satisfy applicable tax withholding requirements.
6.5 Subsequent Conditional Grant Agreements. Following the award of Conditional Grants in 2005, additional Participants may be designated by the Committee for grant of Conditional Grants thereafter subject to the same terms and conditions set forth above for initial grants except that the Committee, in its sole discretion, may reduce the value of the Initial Amount and Final Amount to which subsequent Participants may become entitled and the applicable Conditional Grant Agreement shall be modified to reflect such reduction.
6.6 Stockholder Privileges. No Participant shall have any rights as a stockholder with respect to any shares of Stock covered by a Conditional Grant until the Participant becomes the holder of record of such Stock.
6.7 Limitations on Stock Issuable to Officers and Directors. Any provision of the Plan notwithstanding, the total number of shares of Stock issuable to Participants who are directors or officers of the Company (as defined for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended) shall not exceed 49 percent of the total shares issuable under the Plan (the “D&O Limitation”). If the total number of shares of Stock issuable to all of the Company’s directors and officers who are Participants in the Plan shall exceed the D&O Limitation, then the total number of shares of Stock issuable to such Participants shall be reduced to a number equal to the D&O Limitation and the number of shares of Stock issuable to each such Participant shall be reduced pro rata.
Section 7
Change of Control
7.1 In General. In the event of the occurrence of a change of control of the Company as defined in Section 7.3 hereof, and assuming the occurrence of a Price Threshold Date, the entitlement to receive cash and Stock under any outstanding Conditional

Grants shall vest automatically, without further action by the Committee or the Board, and shall become payable as follows:
     (a) If such change of control occurs subsequent to the occurrence of a Price Threshold Date, (i) the first one-fourth (1/4) of the applicable Payout Amount shall vest and be paid pursuant to Section 6.2.2(a) hereof and (ii) the remainder of such Payout Amount shall vest as of the date of such change of control and shall be paid by the Company to the Participant within thirty (30) days of the date of such change of control in the manner set out in Section 6.4 hereof.
     (b) If the occurrence of a Price Threshold Date occurs subsequent to the date of a change of control, the applicable Payout Amount shall vest in full as of such Price Threshold Date and shall be paid by the Company to the Participant within thirty (30) days of such Price Threshold Date in the manner set out in Section 6.4 hereof.
7.2 Limitation on Payments. If the acceleration of the payment or vesting of any Payout Amount under this Section 7 would result in the receipt by any Participant of a payment within the meaning of Section 280G or any successor section(s) of the Internal Revenue Code, and the regulations promulgated thereunder, and if the receipt of such accelerated payment or vesting by any Participant would, in the opinion of independent tax counsel of recognized standing selected by the Company, result in the payment by such Participant of any excise tax provided for in Sections 280G and 4999 or any successor section(s) of the Internal Revenue Code, then the amount of such accelerated payment or vesting shall be reduced to the extent required, in the opinion of independent tax counsel, to prevent payment of the remainder of all Payout Amounts shall be made on the previously scheduled dates for vesting and payment to the fullest extent possible without triggering such excise tax.
7.3 Definition. For purposes of the Plan, a “change of control” shall mean any of the events specified in the Company’s Income Continuance Plan or any successor plan which constitute a change of control within the meaning of such plan.
Section 8
Rights of Employees, Participants
8.1 Employment. Neither anything contained in the Plan or any Conditional Grant granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or any Affiliated Corporation, or interfere in any way with the right of the Company or any Affiliated Corporation, at any time, to terminate such employment or to increase or decrease the level of the Participant’s compensation from the level in existence at the time of the award of a Conditional Grant.
8.2 Non-transferability. No right or interest of any Participant in a Conditional Grant granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant’s death, a Participant’s rights and interests in any Conditional Grant shall, to the extent provided in Section 6.3 hereof, be transferable by testamentary will or the laws of descent and distribution, and payment of any entitlements due under the Plan shall be made to the Participant’s legal representatives, heirs or legatees. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.
Section 9
Other Employee Benefits
The amount of any income deemed to be received by a Participant as a result of the payment under a Conditional Grant shall not constitute “earnings” or “compensation” with respect to which any other employee benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.
Section 10
Plan Amendment, Modification and Termination
The Committee or the Board may at any time terminate, and from time to time may amend or modify the Plan. No amendment, modification or termination of the Plan shall in any manner adversely affect any Conditional Grant theretofore awarded under the Plan, without the consent of the Participant holding such Conditional Grant.
The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the provisions of the laws (including, but not limited to, tax laws and regulations) of countries other than the United States in which the Company may operate, so as to assure the viability of the benefits of the Plan to Participants employed in such countries.

Section 11
Requirements of Law
11.1 Requirements of Law. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations, including applicable federal and state securities laws. The Company may require a Participant, as a condition of receiving payment under a Conditional Grant, to give written assurances in substance and form satisfactory to the Company and its counsel to such effect as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.
11.2 Section 16 Requirements. If a Participant is an officer or director of the Company within the meaning of Section 16, Grants awarded hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule(s) promulgated under the Securities Exchange Act of 1934, as amended, to qualify the Conditional Grant for any exemption from the provisions of Section 16 available under such Rule. Such conditions are hereby incorporated herein by reference and shall be set forth in the agreement with the Participant, which describes the Conditional Grant.
11.3 Governing Law. The Plan and all Conditional Grant Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Texas.
Section 12
Duration of the Plan
The Plan shall terminate at such time as may be determined by the Committee, and no Conditional Grants shall be awarded after such termination. If not sooner terminated under the preceding sentence, the Plan shall fully cease and expire at midnight on December 31, 2008. Payout Amounts for which one or more of the Price Threshold Dates has occurred and which remain outstanding at the time of the Plan termination shall continue in accordance with the Conditional Grant Agreement pertaining to such Conditional Grant.
Dated: August 14, 2008

APACHE CORPORATION

ATTEST:

/s/ Cheri L. Peper Cheri L. Peper	By:	/s/ Margery M. Harris Margery M. Harris
Corporate Secretary		Vice President